UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 16, 2017

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Overview

On October 16, 2017, NewStar Financial, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Eagle Holdings, Inc. (“First Eagle”), FE Holdco, LLC, a subsidiary of First Eagle (“FE Holdco”) and FE Merger Sub, Inc. (“Merger Sub” and, together with Parent and Merger Buyer, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of FE Holdco. On October 16, 2017, in connection with the entry into the Merger Agreement, the Company also entered into an Asset Purchase Agreement (the “Asset Purchase Agreement” and, together with the Merger Agreement, the “Transaction Agreements”) with GSO Diamond Portfolio Holdco LLC (the “Asset Buyer”) dated as of October 16, 2017, pursuant to which, immediately prior to the Merger, the Company will sell a portfolio of investment assets, including loans and other credit investments, to the Asset Buyer (the “Asset Sale”). The closing of the Merger is conditioned upon, and will occur immediately following, the closing of the Asset Sale and the net proceeds paid to the Company by the Asset Buyer in connection with the Asset Sale will be used by First Eagle to make a portion of the payments with respect to the Merger as described below.

Merger

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than certain shares as set forth in the Merger Agreement) will be converted into the right to receive (i) $11.44 in cash, without interest (the “Upfront Per Share Consideration”) and (ii) one contractual contingent value right (a “Contingent Value Right” and, together with the Upfront Per Share Consideration, the “Merger Consideration”), which is described further below.

At the Effective Time, (1) each option granted by the Company to purchase shares of Common Stock under its 2006 Incentive Plan, whether or not vested, which is outstanding and unexercised immediately prior to the Effective Time, will be cancelled, and in consideration for such cancelled option, the holder thereof will be entitled to receive (less applicable withholding taxes) (a) a cash payment (without any interest) equal to the product of (i) the excess, if any, of the Upfront Per Share Consideration over the exercise price per share of Common Stock subject to such option multiplied by (ii) the total number of shares of Common Stock subject to such option and (b) one Contingent Value Right and (2) each share of Company common stock subject to vesting (whether time-based, performance-based or otherwise) will be cancelled, and the holder thereof will be entitled to receive in consideration for each such cancelled share (less applicable withholding taxes) (i) a cash payment (without any interest) equal to the Upfront Per Share Consideration and (ii) one Contingent Value Right.

Effective as of the Effective Time, each warrant to purchase shares of Common Stock that is then outstanding (each, a “Company Warrant”) will become exercisable solely for the Merger Consideration in accordance with the terms thereof and continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Warrant in effect immediately prior to the Effective Time.

Contingent Value Rights

Each holder of a Contingent Value Right will have the right to receive the payments described below. The Contingent Value Rights will not represent any equity or ownership interest in the Surviving Corporation, First Eagle or any affiliate thereof (or any other person) and will not be represented by any certificates or other instruments. The Contingent Value Rights will not have any voting or dividend rights, and except as described below, no interest will accrue on any amounts payable on the Contingent Value Rights to any holder thereof.

The Contingent Value Rights may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the Contingent Value Right is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation or other entity which is the holder thereof.

If the Asset Sale is completed, the Company anticipates that it will recognize a loss for U.S. federal and state income tax purposes (the “Asset Purchase Loss”). Following the Closing, at the direction of the CVR Committee (as described further below), First Eagle and the Surviving Corporation will use their reasonable best efforts to obtain U.S. federal and state income tax refunds for the two taxable years prior to, and interim period ending on, the closing date solely as a result of the Asset Purchase Loss (determined on a with and without basis).

The CVR Committee will prepare the necessary tax returns to claim such refunds (each, a “Refund Return”), subject to First Eagle’s approval, and First Eagle will file any such Refund Return no later than ten business days after any such Refund Return has been so approved. Any disputes between the CVR Committee and First Eagle with respect to such Refund Returns will be resolved by a third party accounting firm. The Refund Returns will be filed after the allocation of the purchase price (as finally determined after taking into account any post-closing adjustments) paid to the Company by the Asset Buyer under the Asset Purchase Agreement has been completed, as further described below. The Company currently expects to be able to file the Refund Returns by the third quarter of 2018.

Following the Surviving Corporation’s receipt of any such U.S. federal and state income tax refunds, the Surviving Corporation will promptly deposit the entire amount of such refund, reduced by any increase in U.S. federal income tax liability resulting from the Surviving Corporation’s receipt of any state income tax refund (as reasonably determined by the Surviving Corporation on a with and without basis) (any such refund, as so reduced, a “Net Tax Refund”) with an agent to be selected by First Eagle prior to the closing that is reasonably acceptable to the Company (the “CVR Agent”) and an amount equal to 30% of such Net Tax Refund will be promptly disbursed to the holders of the Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the product of (i) 30% multiplied by (ii) the amount of the applicable Net Tax Refund divided by (B) the number of Contingent Value Rights then outstanding (which will be deemed to include, as of such payment date, such number of Contingent Value Rights that would have been issued to stockholders who have properly demanded their statutory rights of appraisal under applicable Delaware law or who have not properly exchanged their shares for payment of the Merger Consideration)

The remainder of such Net Tax Refund will be held by the CVR Agent in an interest bearing account (the “Tax Holdback Account”) that will be invested as directed by the CVR Committee in specified short-term, high quality investments. Any interest earned on the funds in the Tax Holdback Account will be for the benefit of, and any losses will be for the account of, the holders of the Contingent Value Rights.

Under applicable federal tax law, applications for refunds in excess of $5 million are subject to review and approval by the Congressional Joint Committee on Taxation (the “JCT”) before becoming final. Upon any U.S. federal income tax refund described above being approved by the JCT, an amount equal to 60% of the applicable Net Tax Refund (plus any interest earned to date on such amount) (each, a “JCT Approval Payment”) will be promptly disbursed to the holders of the Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the amount of the JCT Approval Payment divided by (B) the number of Contingent Value Rights then outstanding (as calculated as set forth above). The first JCT Approval Payment will also include an amount equal to 60% of any Net Tax Refund that is a “quick refund” of the Surviving Corporation’s estimated payments of U.S. federal income taxes for the taxable year that ends on the closing date (plus any interest earned to date on such amount).

The remaining amount of any Net Tax Refund (plus any interest earned to date on such amount) (each, a “Remaining Refund Payment”) will be promptly disbursed to the holders of the Contingent Value Rights upon the earlier of: (x) the expiration of the statute of limitations (without taking into account any extensions or waivers thereof that were initiated by the Surviving Corporation unilaterally and without consultation with the CVR Committee, and without application of special statutes of limitations for substantial understatement, substantial omission, fraud or similar circumstances) applicable to the Internal Revenue Service’s (“IRS”) review of the tax return for the taxable year to which such Net Tax Refund relates and (y) the time that the IRS closes its income tax audit of the Company for the taxable year to which such Net Tax Refund relates. Each Contingent Value Right will entitle the holder thereof to a payment equal to the quotient of (A) the amount of the Remaining Refund Payment divided by (B) the number of Contingent Value Rights then outstanding (as calculated as set forth above).

In the event any Net Tax Refund is reduced as a result of a final resolution of liability for any tax by or as a result of a “Determination” (as such term is defined in the Merger Agreement), which includes a final decision by a court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States, a final settlement with the IRS or any other final disposition, any amount remaining to be disbursed to the holders of the Contingent Value Rights may be reduced, which reduction may result in no further amounts being disbursed. In the event any Net Tax Refund is reduced as a result of a Determination, the CVR Agent will disburse to the Surviving Corporation out of the Tax Holdback Account an amount equal to the cash tax owed (computed on a with and without basis) as a result of such reduction. The holders of the Contingent Value Rights have no obligation or liability to return or otherwise repay to First Eagle or the Surviving Corporation any amounts previously disbursed to such holders, even if the funds remaining in the Tax Holdback Account are not sufficient to satisfy any tax obligation or liability arising as a result of such Determination.

First Eagle and the Surviving Corporation will use reasonable best efforts to (i) obtain the maximum amount of Net Tax Refunds reasonably available and as reflected on the relevant Refund Return, (ii) cooperate with audits, and challenge in good faith through appropriate administrative or court proceedings any determination by a taxing authority or court adversely affecting all or any portion of such refunds where, after consultation with First Eagle, the CVR Committee has determined that such challenge has a reasonable possibility of success and (iii) provide the CVR Committee and its counsel and accountants with reasonable access to the books and records of the Surviving Corporation. The CVR Committee will have the right to control any such audit, dispute or action, and First Eagle, the Surviving Corporation or the CVR Committee, as applicable, may not settle any such audit, dispute or action without the prior written consent of the other parties.

CVR Committee

Prior to the Merger, the Company will form a committee (comprised of one individual reasonably acceptable to First Eagle) (the “CVR Committee”) with authority to monitor compliance with the foregoing and enforce, on behalf of the holders of the Contingent Value Rights, the obligations of First Eagle and the Company with respect thereto and to settle, negotiate or compromise any claims relating to the refunds described above. Any decision, act or instruction of the CVR Committee with respect to the matters set forth above will be binding on all holders of the Contingent Value Rights; provided, that the holders of at least 25% of the outstanding Contingent Value Rights will be entitled to direct the CVR Committee to act on behalf of the holders of the Contingent Value Rights to enforce: (A) the preparation of the tax returns by the CVR Committee; (B) the filing of such tax returns by First Eagle; and (C) the deposit by the Company of the Net Tax Refunds actually received with the CVR Agent. Furthermore, each holder of a Contingent Value Right is entitled to enforce the right to receive the payments set forth above to which such holder is entitled.

The member of the CVR Committee will have the authority to determine and appoint any successor member to the CVR Committee reasonably acceptable to First Eagle; provided that, prior to the closing, the Company will designate an alternate individual reasonably acceptable to First Eagle to serve on the CVR Committee in the event of the death or disability of the member of the CVR Committee or the resignation of such member without designation of a successor.

The reasonable and documented out-of-pocket costs and expenses of the CVR Committee, including reasonable and documented fees for counsel and accountants and specified compensation for service of the members of such committee will be paid by First Eagle, and First Eagle will provide indemnification to each person who is or was a member of the CVR Committee.

Asset Sale

At the closing of the Asset Sale, the Company will sell to the Asset Buyer (or certain designated subsidiaries thereof) a portfolio of investment assets (and certain related properties, rights, contracts and claims) and the Asset Buyer will assume certain liabilities and obligations of the Company and its subsidiaries to the extent arising out of or relating to such purchased assets, including all commitments and obligations to fund or advance additional amounts with respect to such purchased assets, all obligations arising under or relating to any documentation included in or evidencing such purchased assets and all obligations arising out of or relating to the origination, acquisition, ownership, participation, warehousing, sale assignment, conveyance, servicing or collection of the purchased assets, in each case whether arising before or after the closing.

The purchase price to be paid by the Asset Buyer to the Company is $2,370,700,000, which will be subject to adjustment as provided in the Asset Purchase Agreement, with post-closing true-ups and dispute resolution process as set forth therein.

At the same time following the closing as such purchase price is finally determined, the Asset Buyer will deliver to the Surviving Corporation and the CVR Committee a schedule allocating such purchase price among the purchased assets, prepared in accordance with applicable federal tax requirements. Any disputes with respect to such allocation schedule will be resolved by a third party accounting firm. As noted above, after such final purchase price allocation is determined, the Refund Return prepared by the CVR Committee can be finalized, and First Eagle can file such Refund Return in accordance with the procedures described above.

Company Stockholders Meeting

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Asset Purchase Agreement at a special stockholder meeting that will be held on a date to be announced. The closing of the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of the Company’s common stock (the “Company Stockholder Approval”).

Other Closing Conditions

In addition to the Company Stockholder Approval, the closing of the Merger is subject to conditions including: (i) the transactions contemplated by the Asset Purchase Agreement have been consummated in accordance with their terms, (ii) the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated, (iii) no order issued by any governmental entity preventing the Merger is in effect and no law has been enacted which prohibits the Merger, (iv) the Company has obtained client consents such that, as of the closing, the aggregate run rate revenue of such consenting clients (generally equal to assets under management multiplied by annualized management fees) is at least 90% of the run rate revenue of all clients as of October 12, 2017 and (v) subject to certain exceptions, the accuracy of the representations and warranties of each party and compliance by the parties with their respective covenants.

In addition to the Company Stockholder Approval, the closing of the Asset Purchase Agreement is subject to conditions including: (i) all conditions precedent to closing under the Merger Agreement have been satisfied, (ii) the waiting period applicable to the Asset Sale under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated, (iii) no order issued by any governmental entity preventing the closing is in effect and no law has been enacted which prohibits the closing and (iv) subject to certain exceptions, the accuracy of the representations and warranties of each party (including that specified information regarding the Company’s investment assets does not contain, in the aggregate, errors in excess of $5 million) and compliance by the parties with their respective covenants.

Financing

Asset Buyer has obtained equity financing and debt financing commitments to pay the purchase price under the Asset Purchase Agreement and related fees and expenses. GSO Diamond Portfolio Fund LP (the “GSO Fund”), a newly formed fund sponsored by GSO Capital Partners LP (“GSO”), has committed to provide capital to Asset Buyer with an equity contribution of $850 million, subject to the terms and conditions set forth in an equity commitment letter. The general partner of the GSO Fund has assigned to the Company the right, under certain circumstances, to issue capital contribution notices to the limited partners of the GSO Fund (and of any feeder fund thereof) and to seek to cause such limited partners to contribute capital to the GSO Fund (and any feeder fund thereof) in accordance with the terms of the limited partnership agreement of the GSO Fund (and any feeder fund thereof).

Wells Fargo Bank, N.A. has agreed to provide acquisition debt financing (the “Debt Financing”) of up to $1.6 billion as a secured revolving credit facility and CDPQ Fixed Income V Inc., an investment fund managed by Caisse de dépôt et placement du Québec, has agreed to provide committed acquisition debt financing of up to $250 million as a secured revolving credit facility. The obligations of the lenders to provide debt financing under the debt commitment letters are subject to a number of customary conditions and a condition that, after giving effect to the borrowing at the closing of the Asset Sale, there will not be a borrowing base deficiency. The amount available for the Asset Buyer to borrow at closing will depend upon the value of the Company’s pledged assets, with no minimum committed amount required to be available to the Asset Buyer at closing.

Representations and Warranties; Covenants

The Merger Agreement and the Asset Purchase Agreement contain representations and warranties with respect to the Company and, under the Asset Purchase Agreement, detailed representations regarding the purchased assets.

Under the Merger Agreement, the Company is subject to various covenants and agreements, including, among others:

•	the Company will not be permitted to pay any dividends other than its regular quarterly cash dividend on the Common Stock payable in the fourth quarter of calendar year 2017 at a rate not in excess of $0.02 per share;

•	the Company will not purchase, originate, otherwise acquire or enter into any new loan commitment, increase any loan commitment, or fund any loans, subject to certain exceptions, including that the Company may take such actions with respect to any loan that is to be sold to the Asset Buyer to the extent that, as of the date that is ten business days prior to the Company’s special stockholder meeting: (x) the aggregate funding obligations (including future commitments) of the Company under such purchases, originations, acquisitions and commitments for all such loans and commitments is less than (y) the aggregate proceeds received by the Company after the date of the Merger Agreement as a result of the prepayment, sale or other disposition of loans that would have been assets purchased by the Asset Buyer if such prepayment, sale or other disposition had not occurred;

•	the Company will not incur any indebtedness, subject to certain exceptions including: (i) the rollover of repurchase facilities in effect as of the date of the Merger Agreement, (ii) any indebtedness incurred in connection with the redemption of certain CLOs managed by the Company prior to the closing; (iii) borrowings under the Company’s warehouse lines to fund any delayed draw term loan, revolving loan facility, incremental facility, letter of credit facility or similar commitment in effect as of the date of the Merger Agreement or made or entered into after the date of the Merger Agreement in accordance with the terms thereof; (iv) until the date that is ten business days prior to the date of the Company’s special stockholder meeting, borrowings under the Company’s warehouse lines in an aggregate amount that does not exceed the aggregate amount of indebtedness retired in connection with any prepayment of, or any sale or other disposition by the Company of, any assets that would have otherwise been purchased by the Asset Buyer.

Under the Asset Purchase Agreement, the Company is subject to various covenants and agreements, including, among others:

•	the Company will not purchase, originate or otherwise acquire any loans that would be included in the Purchased Assets unless, among other things, (i) Wells Fargo has approved the loan and has assigned the loan a value not less than a certain minimum required value; (ii) after giving effect to the origination or acquisition, the aggregate amount of funding available under the facility contemplated by the debt commitment letters from Wells Fargo and CDPQ is at least $1,601,010,000; and (iii) the loan has a purchase price between 98% and par (or a new loan has OID of not more than 2%) and accrues interest of not less than LIBOR plus 4.00%;

•	The Company cannot amend or modify any loan or investment (other than a loan in a collateralized loan obligation or other client or managed or advised account) if it would result in a “Value Adjustment Event” under the debt commitment letters unless Wells Fargo confirms it will not reduce the assigned value of such asset as a result thereof. The following actions, among others, would constitute Value Adjustment Events for a loan:

○	waiver of interest payments, or allowing any interest due in cash to be deferred or capitalized;

○	contractually or structurally subordinating such loan to other indebtedness;

○	reducing or forgiving any or all of the principal amount due;

○	delaying or extending the scheduled maturity date;

○	substituting or releasing collateral securing such loan, which materially and adversely affects the value of such loan; or

○	amending, waiving or otherwise modifying certain financial covenant tests and ratios; and

•	The Company’s aggregate funding commitments under delayed draw term loan commitments, incremental facilities or revolving facilities cannot exceed $300 million in the aggregate.

Go-Shop and No-Shop

During the period from October 16, 2017 and continuing until 12:01 A.M. (New York time) on November 16, 2017 (the “No-Shop Period Start Date”), the Company has the right to, among other things, (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement and the Asset Purchase Agreement), (ii) provide information (including non-public information) regarding the Company to any persons relating to a potential Acquisition Proposal and (iii) engage in discussions or negotiations with any persons that are party to an acceptable confidentiality agreement with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an Acquisition Proposal).

Beginning on the No-Shop Period Start Date, the Company is subject to further restrictions including that it will not: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue, or otherwise have or engage in any negotiations or discussions concerning any Acquisition Proposal or any such inquiry, proposal or offer, or (iii) provide non-public information to any person relating to an Acquisition Proposal or any such inquiry, proposal or offer.

However, the Company may continue to engage in the foregoing activities with any third party (an “Excluded Party”) that provides the Company with a written Acquisition Proposal after the execution of the Merger Agreement and the Asset Purchase Agreement and prior to the No-Shop Period Start Date, which proposal the Board of Directors of the Company has determined in good faith prior to the start of the No-Shop Period Start Date is or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement and the Asset Purchase Agreement), in each case unless such proposal is withdrawn or, in the good faith determination of the Board of Directors of the Company, no longer is or would reasonably be expected to lead to a Superior Proposal. Furthermore, the Company can also engage in such activities with any third party that provides to the Company a bona fide written Acquisition Proposal that was not solicited by the Company, if the Board of Directors has determined in good faith (i) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Termination

The Company is permitted to terminate the Merger Agreement and the Asset Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, subject to complying with the requirements of such agreements, including notifying First Eagle and the Asset Buyer of such Superior Proposal and providing them the right to negotiate with the Company for a period of five business days to make adjustments to the terms of the Merger Agreement and the Asset Purchase Agreement so that such proposal would cease to be a Superior Proposal. If there are any amendments to the terms of such Superior Proposal, the Company is required to provide a new notice to First Eagle and the Asset Buyer, and provide them the right to negotiate with the Company for an additional three business day period after delivery of such notice.

The Company will be obligated to pay, in the aggregate, a $10 million termination fee ($7 million to the Asset Buyer and $3 million to First Eagle) (the “Go Shop Termination Fee”) if the Company terminates the Merger Agreement and the Asset Purchase Agreement to enter into a definitive agreement to effect a Superior Proposal with an Excluded Party, provided that the initial Superior Proposal notice with respect to such Excluded Party was delivered to First Eagle and the Asset Buyer no later than fourteen days after the No-Shop Period Start Date.

The Company will be obligated to pay, in the aggregate, a $15 million termination fee ($10.5 million to the Asset Buyer and $4.5 million to First Eagle) if the Company terminates the Merger Agreement and the Asset Purchase Agreement to enter into a definitive agreement to effect a Superior Proposal and the Go Shop Termination Fee is not payable or if the Asset Buyer and First Eagle terminate their respective agreements prior to the Company Stockholder Approval having been obtained because the Company has materially breached the non-solicitation provisions of such agreements or if the Board of Directors of the Company has changed its recommendation with respect to the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement.

The Merger Agreement and the Asset Purchase Agreement can each be terminated, subject to certain exceptions, (i) if the closing thereunder has not occurred by April 16, 2018 (the “End Date”), (ii) if any court or other governmental entity issues a final non-appealable order or taken any other action permanently prohibiting the closing thereunder, (iii) if a party has breached its representations, warranties or covenants and such breach is not cured within 20 business days or is not capable of being cured and such breach would entitle the non-breaching party not to consummate the transactions contemplated thereunder, or (iv) if the Company Stockholder Approval has not been obtained at the stockholder meeting (or any adjournment or postponement thereof), in each case at which a vote on the adoption and/or approval of the applicable agreement was taken.

Furthermore, the Merger Agreement can be terminated by either First Eagle or the Company if the Asset Purchase Agreement is terminated and the Asset Purchase Agreement can be termination by either the Asset Buyer or the Company if the Merger Agreement is terminated. The Company is also entitled to terminate the Asset Purchase Agreement if (i) all of the conditions to the Asset Buyer’s obligations to close have been satisfied or waived by the Asset Buyer (other than those conditions that by their nature are to be satisfied at the closing; provided, that such conditions are capable of being satisfied if the closing were to occur on the date of delivery by the Company of a termination notice), (ii) on the date the closing should have occurred pursuant to the terms of the Asset Purchase Agreement, the company has delivered written irrevocable notice to the Asset Buyer that the Company is ready, willing and able to consummate the closing of the transactions contemplated by the Asset Purchase Agreement and the Merger, and (iii) the Asset Buyer has failed to consummate the closing on or before the third business day after the date the closing should have occurred pursuant to the Asset Purchase Agreement (or, if earlier, the business day immediately prior to the End Date), and the Company stood ready, willing and able to consummate the closing throughout such period.

In the event the Company terminates the Asset Purchase Agreement as a result of the failure of the Asset Buyer to close the transaction when required as set forth in the paragraph above or as a result of another breach by the Asset Buyer of the Asset Purchase Agreement, the Asset Buyer will be obligated to pay to the Company a termination fee of $25 million (the “Buyer Termination Fee”). Promptly following the date of the Asset Purchase Agreement, the general partner of the GSO Fund (and any feeder funds thereof) is obligated to call $30 million of capital from the limited partners thereof and upon receipt of such capital, promptly deposit such amount with a third party bank subject to the terms of a control agreement (if such agreement is then in effect). If the Buyer Termination Fee is due, such funds will be used to pay the Buyer Termination Fee (and any expenses of the Company incurred in connection with enforcing its right to receiving the Buyer Termination Fee and certain other costs and expenses under the Asset Purchase Agreement). GSO Fund and the Company have agreed to use reasonable best efforts to enter into a control agreement with such bank under which funds cannot be disbursed from the account without joint instruction from the Company and the GSO Fund.

In the event $30 million is not deposited into an account of the GSO Fund by the close of business on 30th day after the date of the Asset Purchase Agreement (or if a control agreement is not in place at the time the $30 million is deposited and the GSO Fund later removes such amounts from the account), the Company will have the right to terminate the Asset Purchase Agreement and in such a circumstance the Asset Buyer will be obligated to pay the Company the Buyer Termination Fee. The general partner of the GSO Fund (and any feeder funds thereof) has assigned to the Company the right to call capital from its limited partners in such a circumstance.

Additional Information

A copy of the Merger Agreement and the Asset Purchase Agreement has been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in each of the Merger Agreement and the Asset Purchase Agreement were made only for the purposes of such agreement as of the specific dates therein, and were solely for the benefit of the parties to such agreement. The representations and warranties contained in each such agreement may be subject to limitations agreed upon by the parties thereto and are qualified by information in confidential disclosure schedule letters provided in connection with the signing thereof. These confidential disclosure schedule letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement or the Asset Purchase Agreement, as applicable. Moreover, certain representations and warranties in such agreements may be subject to a standard of materiality provided for therein and have been used for the purpose of allocating risk among the parties thereto, rather than establishing matters of fact. Other than the express rights granted under the Merger Agreement to the Company’s former stockholders after the Effective Time and to the holders of the Contingent Value Rights (subject to the limitations provided in the Merger Agreement), stockholders or investors are not third-party beneficiaries under either the Merger Agreement or the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement and the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

If the Merger is consummated, the Company’s common stock will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934.

The foregoing description of the Merger Agreement, the Asset Purchase Agreement and the transactions contemplated by such agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this Item 1.01 by reference, and the full text of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 2.2 and is incorporated into this Item 1.01 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 16, 2017, the Board approved and adopted an amendment (the “Amendment”) to the Amended and Restated Bylaws of the Company (as amended by the Amendment, the “Current Amended and Restated Bylaws”) to add a new Article XIV containing an exclusive forum provision.

The exclusive forum provision provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the certificate of incorporation of the Company, or the bylaws of the Company, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the provisions of this bylaw amendment.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Current Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated into this Item 5.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger among First Eagle Holdings, Inc., FE Holdco, LLC, FE Merger Sub, Inc. and NewStar Financial, Inc. dated as of October 16, 2017

2.2	Asset Purchase Agreement between GSO Diamond Portfolio Holdco LLC and NewStar Financial, Inc. dated as of October 16, 2017

3.1	Amended and Restated Bylaws of NewStar Financial, Inc., as amended by the Amendment

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. Factors or risks that could cause the Company’s actual results to differ materially from the results it anticipates include, but are not limited to: (1) the failure to obtain the required vote of the Company’s stockholders; (2) the timing to consummate the transaction; (3) the risk that a condition to closing of the transactions may not be satisfied; (4) the failure of affiliates of GSO to obtain the necessary debt or equity financing; (5) the risk that a regulatory approval that may be required for the proposed transactions is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (6) the diversion of management time on the proposed transactions; (7) any legal proceedings that may be instituted against the Company and others relating to the proposed transactions; (8) the risk that the transactions and their announcement, or compliance by the Company with the operating restrictions in the transaction agreements, could have an adverse effect on the Company’s business and (9) the risk that NewStar Financial, Inc. may not realize any or a portion of the tax refunds applicable to the contingent value rights (or that such tax refunds may be delayed or subject to disputes by the Congressional Joint Committee on Taxation or taxing authorities).

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of its 2016 Annual Report on Form 10-K, as supplemented by any Risk Factors contained in its Quarterly Reports on Form 10-Q. The Company’s forward looking statements speak only as of the date hereof and the date they are made. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transactions involving First Eagle Investment Management, LLC, GSO Capital Partners and the Company. The proposed transactions will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission, including a definitive proxy statement. However, such documents are not currently available. This communication does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

Investors will be able to obtain free of charge the proxy statement (when available) and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.newstarfin.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of the Company are “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed asset sale and the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed asset sale and the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: October 19, 2017	By:	/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer